Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF JULY 30, 2010

BY AND AMONG

GLOBAL RISK MANAGEMENT & INVESTIGATIVE SOLUTIONS, a Nevada corporation

AND

G8 ACQUISITION SUBSIDIARY, INC., a Nevada corporation

AND

GUARDIAN 8 CORPORATION, a Nevada corporation

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of July 30, 2010, is by and among Global Risk Management & Investigative Solutions, a Nevada corporation (“GRMI”), G8 Acquisition Subsidiary, Inc., a Nevada corporation and wholly owned subsidiary of GRMI (“G8 Sub”), and Guardian 8 Corporation, a Nevada corporation (“Guardian 8”).

Whereas, the Boards of Directors of GRMI and Guardian 8 each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Merger in accordance with this Agreement;

Whereas, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”); and

Whereas, GRMI and Guardian 8 desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

Now, therefore, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, GRMI and Guardian 8 hereby agree as follows:

ARTICLE I
The Merger

Section 1.1. The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Nevada (the “NGCL”), G8 Sub shall be merged with and into Guardian 8 (as defined below) (the “Merger”). Following the Merger, Guardian 8 shall continue as the surviving corporation (the “Surviving Corporation”), shall continue to be governed by the laws of the jurisdiction of its incorporation or organization and the separate corporate existence of G8 Sub shall cease. Guardian 8 shall continue its existence as a wholly owned subsidiary of GRMI.  Concurrent with the Effective Time of the Merger, GRMI shall amend its articles of incorporation to change its name to “Guardian 8 Holdings”, or another agreed upon name. The Merger is intended to qualify as a tax-free reorganization under Section 368 of the Code as relates to the non-cash exchange of stock referenced herein.

Section 1.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the “Merger Certificate”) shall be duly executed and acknowledged by each of Guardian 8, G8 Sub and GRMI, and thereafter the Merger Certificate reflecting the Merger shall be delivered to the Secretary of State of the State of Nevada for filing pursuant to the NGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective at such time as a properly executed and certified copy of the Merger Certificate is duly filed by the Secretary of State of the State of Nevada in accordance with the NGCL or such later time as the parties may agree upon and set forth in the Merger Certificate (the time at which the Merger becomes effective shall be referred to herein as the “Effective Time”).

Section 1.3. Closing of the Merger. The closing of the Merger (the “Closing”) will take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Article 5 (the “Closing Date”), at the offices of DeMint Law, PLLC, 3753 Howard Hughes Parkway, Second Floor, Suite 314, Las Vegas, Nevada, unless another time, date or place is agreed to by the parties hereto.

Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the NGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers of G8 Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of G8 Sub shall become the debts, liabilities and duties of the Surviving Corporation. Concurrently, Guardian 8 shall remain a wholly owned subsidiary of GRMI.

Section 1.5. Board of Directors and Officers of GRMI. At or prior to the Effective Time, each of Guardian 8 and GRMI agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of GRMI to be five (5) persons and (ii) to cause Steve Cochennet, Loren Moll, Jim Miller and Charles Ross, Jr. (the “Guardian 8 Designees”), and Kyle Edwards (the “GRMI Designee”), to be elected as directors of GRMI.  In addition, majority stockholders of GRMI prior to the Effective Time shall take all action necessary to cause, to the greatest extent practicable, the Guardian 8 Designees to serve on GRMI’s Board of Directors until the next Annual Meeting of GRMI’s stockholders. If a Guardian 8 Designee shall decline or be unable to serve as a director prior to the Effective Time, Guardian 8 shall nominate another person to serve in such person’s stead, which such person shall be subject to approval of the other party. From and after the Effective Time, and until successors are duly elected or appointed and qualified in accordance with applicable law, Steve Cochennet shall be Chief Executive Officer, President Chairman, Secretary and Treasurer of GRMI.

Section 1.6. Conversion of Shares.

(a) At the Effective Time, each share of common stock, par value $0.001 per share of Guardian 8 (individually a “Guardian 8 Share” and collectively, the “Guardian 8 Shares”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Guardian 8, GRMI, G8 Sub or the holder thereof, be converted into and shall become one (1) fully paid and nonassessable GRMI common share (the “Exchange Ratio”). The holder of a Guardian 8 Share shall be entitled to receive in exchange therefor one share of GRMI Common Stock. GRMI Shares and Guardian 8 Shares are sometimes referred to collectively herein as “Shares.”

(b) Guardian 8 hereby acknowledges that (i) the Shares have not been and will not be registered under the Securities Act of 1933 (“1933 Act”) or under the securities laws of any state and, therefore, the Shares cannot be resold unless they are subsequently registered under said laws or exemptions from such registrations are available; and (ii) the transferability of the Shares is restricted and that a legend shall be placed on the certificates representing the securities substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO SUCH SHARES, OR AN OPINION SATISFACTORY TO THE ISSUER AND ITS COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

(c) At the Effective Time, each Guardian 8 Share held in the treasury of Guardian 8, by Guardian 8 immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Guardian 8, G8 Sub or GRMI be canceled, retired and cease to exist and no payment shall be made with respect thereto.

(d) Concurrent with the Closing of the Merger and prior to the Effective Time and issuance of the Shares to the Guardian 8 stockholders, GRMI shall effectuate a reverse stock split in a ratio of one-for-four (1:4), such that GRMI shall have not more than one million three hundred eighty-eight thousand five hundred twenty-eight (1,388,528) shares of common stock outstanding prior to the Effective Time prior to the issuance of shares of common stock to the Guardian 8 stockholders (the “Reverse Stock Split”).

(e) Concurrent with the Closing of the Merger, GRMI shall amend its Articles of Incorporation to change its name to “Guardian 8 Holdings”, or another agreed upon name.

Section 1.7. Exchange of Certificates.

(a) Prior to the Effective Time, GRMI shall enter into an agreement with, and shall deposit with, DeMint Law, PLLC, or such other agent or agents as may be satisfactory to GRMI and Guardian 8 (the “Exchange Agent”), for the benefit of the holders of Guardian 8 Shares, for exchange through the Exchange Agent in accordance with this Article I: (i) certificates representing the appropriate number of GRMI Shares to be issued to holders of Guardian 8 Shares issuable pursuant to Section 1.6 in exchange for outstanding Guardian 8 Shares.

(b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Guardian 8 Shares (the “Certificates”) whose shares were converted into the right to receive GRMI Shares pursuant to Section 1.6: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Guardian 8 and GRMI may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing GRMI Shares. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole GRMI Shares, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Guardian 8 Shares which are not registered in the transfer records of Guardian 8, a certificate representing the proper number of GRMI Shares may be issued to a transferee if the Certificate representing such Guardian 8 Shares is presented to the Exchange Agent accompanied by all documents required by the Exchange Agent or GRMI to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes have been paid. Until surrendered as contemplated by this Section 1.7, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing GRMI Shares as contemplated by this Section 1.7.

(c) No dividends or other distributions declared or made after the Effective Time with respect to GRMI Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the GRMI Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate.

(d) In the event that any Certificate for Guardian 8 Shares or GRMI Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof such GRMI Shares and cash in lieu of fractional GRMI Shares, if any, as may be required pursuant to this Agreement; provided, however, that GRMI or the Exchange Agent, may, in its respective discretion, require the delivery of a suitable bond, opinion or indemnity.

(e) All GRMI Shares issued upon the surrender for exchange of Guardian 8 Shares in accordance with the terms hereof. There shall be no further registration of transfers on the stock transfer books of either of Guardian 8 or GRMI of the Guardian 8 Shares or GRMI Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to GRMI for any reason, they shall be canceled and exchanged as provided in this Article I.

(f) No fractional GRMI Shares shall be issued in the Merger, but in lieu thereof each holder of Guardian 8 Shares otherwise entitled to a fractional GRMI Share shall, upon surrender of its, his or her Certificate or Certificates, be entitled to receive an additional share to round up to the nearest round number of shares.

Section 1.8. Stock Options. At the Effective Time, each outstanding option to purchase Guardian 8 Shares, if any (a “Guardian 8 Stock Option” or collectively, “Guardian 8 Stock Options”) issued pursuant to any Guardian 8 Stock Option Plan or Guardian 8 Long Term Incentive Plan whether vested or unvested, shall be cancelled.

Section 1.9. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, Guardian 8 or GRMI reasonably determines that any deeds, assignments, or instruments or confirmations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest GRMI with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Guardian 8, the officers and directors of GRMI and Guardian 8 are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

ARTICLE 2
Representations and Warranties of GRMI

Except as set forth on the Disclosure Schedule delivered by GRMI to Guardian 8 (the “GRMI Disclosure Schedule”), GRMI hereby represents and warrants to Guardian 8 as follows:

Section 2.1. Organization and Qualification.

(a) GRMI is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on GRMI. When used in connection with GRMI, the term “Material Adverse Effect” means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of GRMI, other than any change or effect arising out of general economic conditions unrelated to any business in which GRMI is engaged, or (ii) that may impair the ability of GRMI to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) GRMI has heretofore delivered to Guardian 8 accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of GRMI. Except as set forth on Schedule 2.1 of the GRMI Disclosure Schedule, GRMI is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on GRMI.

Section 2.2. Capitalization of GRMI.

(a) The authorized capital stock of GRMI consists of: (i) One Hundred Million (100,000,000) GRMI Common Shares, par value $0.001 per share, of which, as of July 30, 2010, Five Million Five Hundred Fifty-Four Thousand One Hundred Ten (5,554,110) GRMI Shares were issued and outstanding, and (ii) Ten Million (10,000,000) GRMI Preferred Shares, par value $0.001 per share, of which, as of July 30, 2010 there were no preferred shares outstanding, and no GRMI Shares were held in treasury. All of the outstanding GRMI Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. Except as set forth herein, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of GRMI, (ii) securities of GRMI convertible into or exchangeable for shares of capital stock or voting securities of GRMI, except for the preferred shares of GRMI, (iii) options or other rights to acquire from GRMI and, except as described in the GRMI SEC Reports (as defined below), no obligations of GRMI to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of GRMI, and (iv) equity equivalents, interests in the ownership or earnings of GRMI or other similar rights (collectively, “GRMI Securities”). As of the date hereof, except as set forth on Schedule 2.2(a) of the GRMI Disclosure Schedule there are no outstanding obligations of GRMI or its subsidiaries to repurchase, redeem or otherwise acquire any GRMI Securities or stockholder agreements, voting trusts or other agreements or understandings to which GRMI is a party or by which it is bound relating to the voting or registration of any shares of capital stock of GRMI. For purposes of this Agreement, ‘‘Lien” means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(b) The GRMI Shares constitute the only class of equity securities of GRMI registered or required to be registered under the Exchange Act.

(c) Other than its 100% ownership of G8 Sub, GRMI does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity, other than as specifically disclosed in the disclosure documents.

(d) Concurrent with the Closing of the Merger and prior to the Effective Time and issuance of the Shares to the Guardian 8 stockholders, GRMI shall effectuate the Reverse Stock Split.

(e) Concurrent with the Closing of the Merger, GRMI shall amend its Articles of Incorporation to change its name to “Guardian 8 Holdings”, or another agreed upon name.

Section 2.3. Authority Relative to this Agreement; Recommendation. GRMI has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of GRMI (the “GRMI Board”) and no other corporate proceedings on the part of GRMI are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 2.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding GRMI Shares. This Agreement has been duly and validly executed and delivered by GRMI and constitutes a valid, legal and binding agreement of GRMI, enforceable against GRMI in accordance with its terms.

Section 2.4. SEC Reports; Financial Statements.

(a) GRMI has filed, or will have filed prior to the Effective Time, all required forms, reports and documents with the Securities and Exchange Commission (the “SEC”) since the filing of its initial registration statement on Form S-1 on May 16, 2008, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. GRMI has heretofore delivered or promptly will deliver prior to the Effective Date to Guardian 8, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 2008 and 2009, (ii) all definitive proxy statements relating to GRMI’s meetings of stockholders (whether annual or special) held since May 16, 2008, if any, and (iii) all other reports or registration statements filed by GRMI with the SEC since May 16, 2008 (all of the foregoing, collectively, the “GRMI SEC Reports”). None of such GRMI SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of GRMI included in the GRMI SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of GRMI as of the dates thereof and its results of operations and changes in financial position for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the GRMI SEC Reports have been so filed.

(b) GRMI has heretofore made available or promptly will make available to Guardian 8 a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by GRMI with the SEC pursuant to the Exchange Act.

Section 2.5. Information Supplied. None of the information supplied or to be supplied by GRMI for inclusion or incorporation by reference in connection with the Merger (the “Information Statement”) will at the date mailed to stockholders of GRMI and at the times of the meeting or meetings of stockholders of GRMI to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement, insofar as it relates to the majority consent of GRMI’s stockholders for the Merger, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 2.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1916, as amended (the “HSR ACT”), the rules of the Financial Industry Regulatory Authority (“FINRA”), the filing and recordation of the Merger Certificate as required by the NGCL, and as set forth on Schedule 2.6 of the GRMI Disclosure Schedule no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a “Governmental Entity”) is necessary for the execution and delivery by GRMI of this Agreement or the consummation by GRMI of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on GRMI.

Except as set forth in Section 2.6 of the GRMI Disclosure Schedule, neither the execution, delivery and performance of this Agreement by GRMI nor the consummation by GRMI of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar governing documents) of GRMI, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which GRMI is a party or by which any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to GRMI or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on GRMI.

Section 2.7. No Default. Except as set forth in Section 2.7 of the GRMI Disclosure Schedule, GRMI is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which GRMI is now a party or by which any of its respective properties or assets may be bound or (iii) any order, writ injunction, decree, law, statute, rule or regulation applicable to GRMI or any of its respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on GRMI. Except as set forth in Section 2.7 of the GRMI Disclosure Schedule, each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which GRMI is now a party or by which its respective properties or assets may be bound that is material to GRMI and that has not expired is in full force and effect and is not subject to any material default thereunder of which GRMI is aware by any party obligated to GRMI thereunder.

Section 2.8. No Undisclosed Liabilities; Absence of Changes. Except as set forth in Section 2.8 of the GRMI Disclosure Schedule and except as and to the extent publicly disclosed by GRMI in the GRMI SEC Reports, as of March 31, 2010, GRMI does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of GRMI (including the notes thereto) or which would have a Material Adverse Effect on GRMI. Except as publicly disclosed by GRMI, since March 31, 2010, GRMI has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to GRMI having or which reasonably could be expected to have, a Material Adverse Effect on GRMI. Except as and to the extent publicly disclosed by GRMI in the GRMI SEC Reports and except as set forth in Section 2.8 of the GRMI Disclosure Schedule, since March 31, 2010, there has not been (i) any material change by GRMI in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by GRMI of any of its assets having a Material Adverse Effect on GRMI, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.1 of this Agreement had such action or event occurred after the date of this Agreement.

Section 2.9. Litigation. Except as publicly disclosed by GRMI in the GRMI SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of GRMI, threatened against GRMI or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on GRMI or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by GRMI in the GRMI SEC Reports, GRMI is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on GRMI or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section 2.10. Compliance with Applicable Law. Except as publicly disclosed by GRMI in the GRMI SEC Reports, GRMI holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “GRMI Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on GRMI. Except as publicly disclosed by GRMI in the GRMI SEC Reports, GRMI is in compliance with the terms of the GRMI Permits, except where the failure so to comply would not have a Material Adverse Effect on GRMI. Except as publicly disclosed by GRMI in the GRMI SEC Reports, the business of GRMI is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws (as defined in Section 2.12 below) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on GRMI. Except as publicly disclosed by GRMI in the GRMI SEC Reports, no investigation or review by any Governmental Entity with respect to GRMI is pending or, to the knowledge of GRMI, threatened, nor, to the knowledge of GRMI, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which GRMI reasonably believes will not have a Material Adverse Effect on GRMI.

Section 2.11. Employee Benefit Plans; Labor Matters.

(a) Except as set forth in Section 2.11(a) of the GRMI Disclosure Schedule with respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), maintained or contributed to at any time by GRMI or any entity required to be aggregated with GRMI pursuant to Section 414 of the Code (each, a “GRMI Employee Plan”), no event has occurred and to the knowledge of GRMI, no condition or set of circumstances exists in connection with which GRMI could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on GRMI.

(b) (i) No GRMI Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each GRMI Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

(c) Section 2.11(c) of the GRMI Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any GRMI Stock Options, together with the number of GRMI Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 2.11(c) of the GRMI Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. GRMI has furnished Guardian 8 with complete copies of the plans pursuant to which the GRMI Stock Options were issued. Other than the automatic vesting of GRMI Stock Options that may occur without any action on the part of GRMI or its officers or directors, GRMI has not taken any action that would result in any GRMI Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) GRMI has made available to Guardian 8 (i) a description of the terms of employment and compensation arrangements of all officers of GRMI and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating GRMI to make annual cash payments in an amount exceeding $10,000; (iii) a schedule listing all officers of GRMI who have executed a non-competition agreement with GRMI and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of GRMI with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of GRMI with or relating to its employees which contain change in control provisions all of which are set forth in Section 2.11(d) of the GRMI Disclosure Schedule.

(e) There shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any GRMI Employee Plan or any agreement or arrangement disclosed under this Section 2.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

(f) There are no controversies pending or, to the knowledge of GRMI, threatened, between GRMI and any of their employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on GRMI. Neither GRMI nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by GRMI or any of its subsidiaries (and neither GRMI nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does GRMI know of any activities or proceedings of any labor union to organize any of its or employees. GRMI has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof, by or with respect to any of its employees.

Section 2.12. Environmental Laws and Regulations.

(a) Except as publicly disclosed by GRMI in the GRMI SEC Reports, (i) GRMI is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”), except for non-compliance that would not have a Material Adverse Effect on GRMI, which compliance includes, but is not limited to, the possession by GRMI of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) GRMI has not received written notice of, or, to the knowledge of GRMI, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an “Environmental Claim”) that could reasonably be expected to have a Material Adverse Effect on GRMI; and (iii) to the knowledge of GRMI, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

(b) Except as publicly disclosed by GRMI, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on GRMI that are pending or, to the knowledge of GRMI, threatened against GRMI or, to the knowledge of GRMI, against any person or entity whose liability for any Environmental Claim GRMI has or may have retained or assumed either contractually or by operation of law.

Section 2.13. Tax Matters.

(a) Except as set forth in Section 2.13 of the GRMI Disclosure Schedule: (i) GRMI has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of GRMI and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to GRMI have been paid in full or have been provided for in accordance with GAAP on GRMI’s most recent balance sheet which is part of the GRMI SEC Documents. (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to GRMI; (iv) to the knowledge of GRMI none of the Tax Returns of or with respect to GRMI is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to GRMI which has not been abated or paid in full.

(b) For purposes of this Agreement, (i) “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) “Tax Return” shall mean any report, return, documents declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

Section 2.14. Title to Property. GRMI has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on GRMI; and, to GRMI’s knowledge, all leases pursuant to which GRMI leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of GRMI, under any of such leases, any existing material default or event of default (or event which with notice of lapse of time, or both, would constitute a default and in respect of which GRMI has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event, would not have a Material Adverse Effect on GRMI.

Section 2.15. Intellectual Property.

(a) GRMI owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefor that are material to its business as currently conducted (the “GRMI Intellectual Property Rights”).

(b) The validity of the GRMI Intellectual Property Rights and the title thereto of GRMI is not being questioned in any litigation to which GRMI is a party.

(c) Except as set forth in Section 2.15(c) of the GRMI Disclosure Schedule, the conduct of the business of GRMI as now conducted does not, to GRMI’s knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any GRMI Intellectual Property Rights.

(d) GRMI has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where GRMI has elected to rely on patent or copyright protection in lieu of trade secret protection.

Section 2.16. Insurance. GRMI currently does not maintain general liability or other business insurance.

Section 2.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding GRMI Shares is the only vote of the holders of any class or series of GRMI’s capital stock necessary to approve and adopt this Agreement and the Merger.

Section 2.18. Tax Treatment. Neither GRMI nor, to the knowledge of GRMI, any of its affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368 of the Code.

Section 2.19. Affiliates. Except for Principal GRMI Stockholders (“PFS”) and the directors and executive officers of GRMI, each of whom is listed in Section 2.19 of the GRMI Disclosure Schedule, there are no persons who, to the knowledge of GRMI, may be deemed to be affiliates of GRMI under Rule 1-02(b) of Regulation S-X of the SEC (the “GRMI Affiliates”).

Section 2.20. Certain Business Practices. None of GRMI or any directors, officers, agents or employees of GRMI has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or (iii) made any other unlawful payment.

Section 2.21. Insider Interests. Except as set forth in Section 2.21 of the GRMI Disclosure Schedule, no officer or director of GRMI has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or GRMI Intellectual Property Rights, used in or pertaining to the business of GRMI, expect for the ordinary rights of a stockholder or employee stock option holder.

Section 2.22. Opinion of Financial Adviser. No advisers, as of the date hereof, have delivered to the GRMI Board a written opinion to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of GRMI Shares.

Section 2.23. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of GRMI.

Section 2.24. Disclosure. No representation or warranty of GRMI in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to Guardian 8 pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

Section 2.25. No Existing Discussions. As of the date hereof, GRMI is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 4.4).

Section 2.26. Material Contracts.

(a) GRMI has delivered or otherwise made available to Guardian 8 true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which GRMI is a party affecting the obligations of any party thereunder) to which GRMI is a party or by which any of its properties or assets are bound that are, material to the business, properties or assets of GRMI taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of GRMI taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which GRMI is a party involving employees of GRMI); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise entered into since May 16, 2008; (vi) contracts or agreements with any Governmental Entity, and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 4.1 hereof, the “GRMI Contracts”). GRMI is not a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

(b) Each of the GRMI Contracts is valid and enforceable in accordance with its terms, and there is no default under any GRMI Contract so listed either by GRMI or, to the knowledge of GRMI, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by GRMI or, to the knowledge of GRMI, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on GRMI.

(c) No party to any such GRMI Contract has given notice to GRMI of or made a claim against GRMI with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on GRMI.

ARTICLE 3
Representations and Warranties of Guardian 8

Except as set forth on the Disclosure Schedule delivered by Guardian 8 to GRMI (the “Guardian 8 Disclosure Schedule”), Guardian 8 represents and warrants to GRMI as follows:

Section 3.1. Organization and Qualification.

(a) Each of Guardian 8 and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on Guardian 8. When used in connection with Guardian 8, the term “Material Adverse Effect’’ means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of Guardian 8 and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which Guardian 8 and its subsidiaries are engaged, or (ii) that may impair the ability of Guardian 8 to consummate the transactions contemplated hereby.

(b) Guardian 8 has heretofore delivered to GRMI accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of Guardian 8. Each of Guardian 8 and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on Guardian 8.

Section 3.2. Capitalization of Guardian 8.

(a) The authorized capital stock of Guardian 8 consists of: (i) One Hundred Million (100,000,000) Guardian 8 Common Shares, par value $0.001 per share, of which, as of July 30, 2010, Twenty Four Million Four Hundred Thousand (24,400,000) Guardian 8 Shares were issued and outstanding, and (ii) Ten Million (10,000,000) Guardian 8 Preferred Shares, par value $0.001 per share, of which, as of July 30, 2010 there were no preferred shares outstanding, and no Guardian 8 Shares were held in treasury. In addition, Guardian 8 is currently conducting a private placement offering for up to an additional One Million Six Hundred Thousand (1,600,000) Guardian 8 Shares. All of the outstanding Guardian 8 Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. Except as set forth herein, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of Guardian 8, (ii) securities of Guardian 8 convertible into or exchangeable for shares of capital stock or voting securities of Guardian 8, (iii) options or other rights to acquire from Guardian 8 and, no obligations of Guardian 8 to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Guardian 8, and (iv) equity equivalents, interests in the ownership or earnings of Guardian 8 or other similar rights (collectively, “Guardian 8 Securities”). As of the date hereof, except as set forth on Schedule 3.2(a) of the Guardian 8 Disclosure Schedule there are no outstanding obligations of Guardian 8 or its subsidiaries to repurchase, redeem or otherwise acquire any Guardian 8 Securities or stockholder agreements, voting trusts or other agreements or understandings to which Guardian 8 is a party or by which it is bound relating to the voting or registration of any shares of capital stock of Guardian 8. For purposes of this Agreement, “Lien” means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(b) Except as set forth in Section 3.2(b) of the Guardian 8 Disclosure Schedule, Guardian 8 is the record and beneficial owner of all of the issued and outstanding shares of capital stock of its subsidiaries.

(c) Except as set forth in Section 3.2(c) of the Guardian 8 Disclosure Schedule, between July 30, 2010 and the date hereof, no shares of Guardian 8’s capital stock have been issued and no Guardian 8 Stock options have been granted. Except as set forth in Section 3.2(a) above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of Guardian 8, (ii) securities of Guardian 8 or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Guardian 8, (iii) options or other rights to acquire from Guardian 8 or its subsidiaries, or obligations of Guardian 8 or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Guardian 8, or (iv) equity equivalents, interests in the ownership or earnings of Guardian 8 or its subsidiaries or other similar rights (collectively, “Guardian 8 Securities”). As of the date hereof, there are no outstanding obligations of Guardian 8 or any of its subsidiaries to repurchase, redeem or otherwise acquire any Guardian 8 Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which Guardian 8 is a party or by which it is bound relating to the voting or registration of any shares of capital stock of Guardian 8.

(d) Except as set forth in Section 3.2(d) of the Guardian 8 Disclosure Schedule, there are no securities of Guardian 8 convertible into or exchangeable for, no options or other rights to acquire from Guardian 8, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of Guardian 8.

(e) The Guardian 8 Shares constitute the only class of equity securities of Guardian 8 or its subsidiaries.

(f) Except as set forth in Section 3.2(f) of the Guardian 8 Disclosure Schedule, Guardian 8 does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity.

Section 3.3. Authority Relative to this Agreement; Recommendation.

(a) Guardian 8 has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Guardian 8 (the “Guardian 8 Board”), and no other corporate proceedings on the part of Guardian 8 are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 3.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding Guardian 8 Shares. This Agreement has been duly and validly executed and delivered by Guardian 8 and constitutes a valid, legal and binding agreement of Guardian 8, enforceable against Guardian 8 in accordance with its terms.

(b) The Guardian 8 Board has resolved to recommend that the shareholders of Guardian 8 approve and adopt this Agreement.

Section 3.4. SEC Reports; Financial Statements. Guardian 8 is not required to file forms, reports and documents with the SEC.

Section 3.5. Information Supplied. None of the information supplied or to be supplied by Guardian 8 for inclusion or incorporation by reference to (i) the GRMI 8-K or other SEC Report will, at the time the SEC Report is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Information Statement will, at the date mailed to stockholders of Guardian 8 and at the times of the meeting or meetings of stockholders of Guardian 8 to be held in connection with the Merger, if necessary, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement, insofar as it relates to the meeting of Guardian 8’s stockholders to vote on the Merger, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the 8-K will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

Section 3.6. Consents and Approvals; No Violations. Except as set forth in Section 3.6 of the Guardian 8 Disclosure Schedule, and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the rules of the FINRA, and the filing and recordation of the Merger Certificate as required by the NGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Guardian 8 of this Agreement or the consummation by Guardian 8 of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on Guardian 8.

Neither the execution, delivery and performance of this Agreement by Guardian 8 nor the consummation by Guardian 8 of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of Guardian 8 or any of Guardian 8’s subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Guardian 8 or any of Guardian 8’s subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Guardian 8 or any of Guardian 8’s subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on Guardian 8.

Section 3.7. No Default. None of Guardian 8 or any of its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Guardian 8 or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Guardian 8, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on Guardian 8. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Guardian 8 or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound that is material to Guardian 8 and its subsidiaries taken as a whole and that has not expired is in full force and effect and is not subject to any material default thereunder of which Guardian 8 is aware by any party obligated to Guardian 8 or any subsidiary thereunder.

Section 3.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent disclosed by Guardian 8, none of Guardian 8 or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Guardian 8 and its consolidated subsidiaries (including the notes thereto) or which would have a Material Adverse Effect on Guardian 8. Except as disclosed by Guardian 8, none of Guardian 8 or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to Guardian 8 or its subsidiaries having or which could reasonably be expected to have, a Material Adverse Effect on Guardian 8. Except as and to the extent disclosed by Guardian 8 there has not been (i) any material change by Guardian 8 in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by Guardian 8 of any of its assets having a Material Adverse Effect on Guardian 8, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

Section 3.9. Litigation. Except as set forth in Schedule 3.9 of the Guardian 8 Disclosure Schedule there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Guardian 8, threatened against Guardian 8 or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Guardian 8 or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed by Guardian 8, none of Guardian 8 or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on Guardian 8 or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section 3.10. Compliance with Applicable Law. Except as disclosed by Guardian 8, Guardian 8 and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Guardian 8 Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on Guardian 8. Except as disclosed by Guardian 8, Guardian 8 and its subsidiaries are in compliance with the terms of the Guardian 8 Permits, except where the failure so to comply would not have a Material Adverse Effect on Guardian 8. Except as disclosed by Guardian 8, the businesses of Guardian 8 and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on Guardian 8. Except as disclosed by Guardian 8 no investigation or review by any Governmental Entity with respect to Guardian 8 or its subsidiaries is pending or, to the knowledge of Guardian 8, threatened, nor, to the knowledge of Guardian 8, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which Guardian 8 reasonably believes will not have a Material Adverse Effect on Guardian 8.

Section 3.11. Employee Benefit Plans; Labor Matters.

(a) With respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of ERISA), maintained or contributed to at any time by Guardian 8, any of its subsidiaries or any entity required to be aggregated with Guardian 8 or any of its subsidiaries pursuant to Section 414 of the Code (each, a “Guardian 8 Employee Plan”), no event has occurred and, to the knowledge of Guardian 8, no condition or set of circumstances exists in connection with which Guardian 8 or any of its subsidiaries could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on Guardian 8.

(b) (i) No Guardian 8 Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each Guardian 8 Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

(c) Section 3.11(c) of the Guardian 8 Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any Guardian 8 Stock Options, together with the number of Guardian 8 Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 3.11(c) of the Guardian 8 Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. Guardian 8 has furnished GRMI with complete copies of the plans pursuant to which the Guardian 8 Stock Options were issued. Other than the automatic vesting of Guardian 8 Stock Options that may occur without any action on the part of Guardian 8 or its officers or directors, Guardian 8 has not taken any action that would result in any Guardian 8 Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) Guardian 8 has made available to GRMI (i) a description of the terms of employment and compensation arrangements of all officers of Guardian 8 and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating Guardian 8 to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of Guardian 8 who have executed a non-competition agreement with Guardian 8 and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of Guardian 8 with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of Guardian 8 with or relating to its employees which contain change in control provisions.

(e) Except as disclosed in Section 3.11(e) of the Guardian 8 Disclosure Schedule there shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any Guardian 8 Employee Plan or any agreement or arrangement disclosed under this Section 3.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

(f) There are no controversies pending or, to the knowledge of Guardian 8 threatened, between Guardian 8 or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on Guardian 8. Neither Guardian 8 nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Guardian 8 or any of its subsidiaries (and neither Guardian 8 nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does Guardian 8 know of any activities or proceedings of any labor union to organize any of its or any of its subsidiaries’ employees. Guardian 8 has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof by or with respect to any of its or any of its subsidiaries’ employees.

Section 3.12. Environmental Laws and Regulations.

(a) Except as disclosed by Guardian 8, (i) each of Guardian 8 and its subsidiaries is in material compliance with all Environmental Laws, except for non-compliance that would not have a Material Adverse Effect on Guardian 8, which compliance includes, but is not limited to, the possession by Guardian 8 and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) none of Guardian 8 or its subsidiaries has received written notice of, or, to the knowledge of Guardian 8, is the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on Guardian 8; and (iii) to the knowledge of Guardian 8, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

(b) Except as disclosed by Guardian 8, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on Guardian 8 that are pending or, to the knowledge of Guardian 8, threatened against Guardian 8 or any of its subsidiaries or, to the knowledge of Guardian 8, against any person or entity whose liability for any Environmental Claim Guardian 8 or its subsidiaries has or may have retained or assumed either contractually or by operation of law.

Section 3.13. Tax Matters. Except as set forth in Section 3.13 of the Guardian 8 Disclosure Schedule: (i) Guardian 8 and each of its subsidiaries has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns with respect to Taxes of Guardian 8 and each of its subsidiaries and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to Guardian 8 and each of its subsidiaries have been paid in full or have been provided for in accordance with GAAP on Guardian 8’s most recent balance sheet; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to Guardian 8 or its subsidiaries; (iv) to the knowledge of Guardian 8 none of the Tax Returns of or with respect to Guardian 8 or any of its subsidiaries is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to Guardian 8 or any of its subsidiaries which has not been abated or paid in full.

Section 3.14. Title to Property. Guardian 8 and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on Guardian 8; and, to Guardian 8’s knowledge, all leases pursuant to which Guardian 8 or any of its subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of Guardian 8, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which Guardian 8 or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on Guardian 8.

Section 3.15. Intellectual Property.

(a) Each of Guardian 8 and its subsidiaries owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets, and applications therefor that are material to its business as currently conducted (the “Guardian 8 Intellectual Property Rights”).

(b) Except as set forth in Section 3.15(b) of the Guardian 8 Disclosure Schedule the validity of the Guardian 8 Intellectual Property Rights and the title thereto of Guardian 8 or any subsidiary, as the case may be, is not being questioned in any litigation to which Guardian 8 or any subsidiary is a party.

(c) The conduct of the business of Guardian 8 and its subsidiaries as now conducted does not, to Guardian 8’s knowledge, infringe any valid patents, trademarks, tradenames, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any Guardian 8 Intellectual Property Rights.

(d) Each of Guardian 8 and its subsidiaries has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where Guardian 8 has elected to rely on patent or copyright protection in lieu of trade secret protection.

Section 3.16. Insurance. Guardian 8 and its subsidiaries maintain general liability and other business insurance that Guardian 8 believes to be reasonably prudent for its business.

Section 3.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding Guardian 8 Shares is the only vote of the holders of any class or series of Guardian 8’s capital stock necessary to approve and adopt this Agreement and the Merger.

Section 3.18. Tax Treatment. Neither Guardian 8 nor, to the knowledge of Guardian 8, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

Section 3.19. Affiliates. Except for the directors and executive officers of Guardian 8, each of whom is listed in Section 3.19 of the Guardian 8 Disclosure Schedule, there are no persons who, to the knowledge of Guardian 8, may be deemed to be affiliates of Guardian 8 under Rule 1-02(b) of Regulation S-X of the SEC (the “Guardian 8 Affiliates”).

Section 3.20. Certain Business Practices. None of Guardian 8, any of its subsidiaries or any directors, officers, agents or employees of Guardian 8 or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

Section 3.21. Insider Interests. Except as set forth in Section 3.21 of the Guardian 8 Disclosure Schedule, no officer or director of Guardian 8 has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or Guardian 8 Intellectual Property Rights, used in or pertaining to the business of Guardian 8 or any subsidiary, except for the ordinary rights of a stockholder or employee stock optionholder.

Section 3.22. Opinion of Financial Adviser. No advisers, as of the date hereof, have delivered to the Guardian 8 Board a written opinion to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of Guardian 8 Shares.

Section 3.23. Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Guardian 8.

Section 3.24. Disclosure. No representation or warranty of Guardian 8 in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to GRMI pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

Section 3.25. No Existing Discussions. As of the date hereof, Guardian 8 is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 5.4).

Section 3.26. Material Contracts.

(a) Guardian 8 has delivered or otherwise made available to GRMI true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which Guardian 8 is a party affecting the obligations of any party thereunder) to which Guardian 8 or any of its subsidiaries is a party or by which any of their properties or assets are bound that are, material to the business, properties or assets of Guardian 8 and its subsidiaries taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of Guardian 8 and its subsidiaries taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which Guardian 8 is a party involving employees of Guardian 8); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise. (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.2 hereof, the “Guardian 8 Contracts”). Neither Guardian 8 nor any of its subsidiaries is a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

(b) Each of the Guardian 8 Contracts is valid and enforceable in accordance with its terms, and there is no default under any Guardian 8 Contract so listed either by Guardian 8 or, to the knowledge of Guardian 8, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Guardian 8 or, to the knowledge of Guardian 8, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on Guardian 8.

(c) No party to any such Guardian 8 Contract has given notice to Guardian 8 of or made a claim against Guardian 8 with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on Guardian 8.

Section 3.27                      Affiliate Loans; Related Party Transactions; Accrued Salaries. Guardian 8 expressely agrees that any outstanding loans payable or accrued salary due to its officers, directors, management, employees and/or affiliates shall be paid only from revenues earned by Guardian 8 through the sale of its products or services.

ARTICLE 4
Covenants

Section 4.1. Conduct of Business of GRMI. Except as contemplated by this Agreement or as described in Section 4.1 of the GRMI Disclosure Schedule, during the period from the date hereof to the Effective Time, GRMI will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the GRMI Disclosure Schedule, prior to the Effective Time, GRMI will not, without the prior written consent of Guardian 8, except as required to perfect this Agreement:

(a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

(b) amend the terms of any stock of any class or any other securities (except bank loans) or equity equivalents.

(c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of GRMI (other than the Merger);

(e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person. (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of GRMI; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

(f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent GRMI from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2010 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2010 in amounts previously disclosed to Guardian 8 (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to GRMI);

(g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);

(h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(i) revalue in any material respect any of its assets including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

(j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to GRMI; (iii) authorize any new capital expenditure or expenditures which, individually is in excess of $10,000 or, in the aggregate, are in excess of $50,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

(k) make any tax election or settle or compromise any income tax liability material to GRMI;

(l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on GRMI;

(m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or in the ordinary course of business; or

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(m) or any action which would make any of the representations or warranties of  contained in this Agreement untrue or incorrect.

Section 4.2. Conduct of Business of Guardian 8. Except as contemplated by this Agreement or as described in Section 4.2 of the Guardian 8 Disclosure Schedule during the period from the date hereof to the Effective Time, Guardian 8 will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.2 of the Guardian 8 Disclosure Schedule, prior to the Effective Time, Guardian 8 will not, without the prior written consent of:

(a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights;

 (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

(d) adopt a plan of complete or partial liquidation, dissolution, merger consolidation, restructuring, re-capitalization or other reorganization of Guardian 8 (other than the Merger);

(e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business. (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of Guardian 8 or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

(f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent Guardian 8 or its subsidiaries from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2010 in the ordinary course of yearend compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2010 in amounts previously disclosed to  (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to Guardian 8);

(g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions other than in the ordinary course of business;

(h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory of writing-off notes or accounts receivable other than in the ordinary course of business;

(j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to Guardian 8; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $25,000 or, in the aggregate, are in excess of $100,000: provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

(k) make any tax election or settle or compromise any income tax liability material to Guardian 8 and its subsidiaries taken as a whole;

(l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on Guardian 8;

(m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or except in the ordinary course of business; or

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(m) or any action which would make any of the representations or warranties of the Guardian 8 contained in this Agreement untrue or incorrect.

Section 4.3. Preparation of Form 8-K. GRMI shall promptly prepare and file with the SEC a Form 8-K upon execution of this Agreement and another Form 8-K upon Closing of the Merger.

Section 4.4. Other Potential Acquirers. Guardian 8, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Third Party Acquisition.

Section 4.5. Meetings of Stockholders. Each of Guardian 8 and GRMI shall take all action necessary, in accordance with the respective General Corporation Law of its respective state, and its respective certificate of incorporation and bylaws, to (i) duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby; or (ii) receive a majority written consent of its stockholders. The stockholder votes required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the NGCL and its charter and bylaws, in the case of GRMI and the General Corporation Law of its respective state, and its charter and bylaws, in the case of Guardian 8. GRMI and Guardian 8 will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters.

Section 4.6. OTC:BB Listing. The parties shall use all reasonable efforts to locate an authorized market maker to submit the Shares for trading on the FINRA Over-the-Counter Bulletin Board (OTC:BB) as soon as practicable following the Effective Time.

Section 4.7. Access to Information.

(a) Between the date hereof and the Effective Time, GRMI will give Guardian 8 and its authorized representatives, and Guardian 8 will give GRMI and its authorized representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

(b) Between the date hereof and the Effective Time, GRMI shall furnish to Guardian 8, and Guardian 8 will furnish to GRMI, within 25 business days after the end of each quarter, quarterly statements prepared by such party in conformity with its past practices as of the last day of the period then ended.

(c) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

Section 4.8. Additional Agreements, Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation and filing of the 8-K, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby; including the transfer of all relevant GRMI licenses and all GRMI accounts receivable to Mr. Kyle Edwards, or his assignee. Subject to the terms and conditions of this Agreement, Guardian 8 and GRMI agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the stockholder votes with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

Section 4.9. Employee Benefits; Stock Option and Employee Purchase Plans. It is the parties’ present intent to provide after the Effective Time to employees of Guardian 8 employee benefit plans (other than stock option or other plans involving the potential issuance of securities of GRMI) which, in the aggregate, are not less favorable than those currently provided by Guardian 8. Notwithstanding the foregoing, nothing contained herein shall be construed as requiring the parties to continue any specific employee benefit plans.

Section 4.10. Public Announcements. Guardian 8, and GRMI will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law.

Section 4.11. Indemnification.

(a) To the extent, if any, not provided by an existing right under one of the parties’ directors and officers liability insurance policies, from and after the Effective Time, GRMI shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto or any subsidiary thereof (each an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all losses, expenses (including reasonable attorneys’ fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time) that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss expense, claim, damage or liability (whether or not arising before the Effective Time), (i) GRMI shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to GRMI, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the NGCL or its certificate of incorporation or bylaws, (ii) GRMI will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the NGCL and GRMI’s certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to GRMI and the Indemnified Party; provided, however, that GRMI shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, c conflict on any significant issue between positions of any two or more Indemnified Parties.

 (b) In the event GRMI or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity or such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of GRMI shall assume the obligations set forth in this Section 4.11.

(c) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of GRMI and Guardian 8 and their subsidiaries with respect to their activities as such prior to the Effective Time, as provided in GRMI’s and Guardian 8’s articles of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

(d) The provisions of this Section 4.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

Section 4.12. Notification of Certain Matters. The parties hereto shall give prompt notice to the other parties, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any material adverse change in their respective financial condition, properties, businesses, results of operations or prospects taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 4.12 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE 5
Conditions to Consummation of the Merger

Section 5.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of GRMI and Guardian 8;

(b) this Agreement shall have been approved and adopted by the Board of Directors of GRMI and Guardian 8;

(c) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

(d) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

Section 5.2. Conditions to the Obligations of GRMI. The obligation of GRMI to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the representations of Guardian 8 and its directors contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on Guardian 8) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing Guardian 8 shall have delivered to GRMI a certificate to that effect;

(b) each of the covenants and obligations of Guardian 8 to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing Guardian 8 shall have delivered to GRMI a certificate to that effect;

 (d) Guardian 8 shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the Merger as relates to any obligation, right or interest of Guardian 8 under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of GRMI, individually or in the aggregate, have a Material Adverse Effect on Guardian 8;

(e) there shall have been no events, changes or effects with respect to Guardian 8 or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on Guardian 8;

(f) all relevant licenses of GRMI and all accounts receivable shall be assigned to Mr. Kyle Edwards, or his assignee; and

(g) Guardian 8 shall have completed the audit of its financial statements for the year ended December 31, 2009 and review of its financial statements through June 30, 2010.

Section 5.3. Conditions to the Obligations of Guardian 8. The respective obligations of Guardian 8 to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the representations of GRMI contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on GRMI) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing GRMI shall have delivered to Guardian 8 a certificate to that effect;

(b) each of the covenants and obligations of GRMI to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing GRMI shall have delivered to Guardian 8 a certificate to that effect; and

(c) there shall have been no events, changes or effects with respect to GRMI having or which could reasonably be expected to have a Material Adverse Effect on GRMI.

(d) GRMI shall have completed the audit of its financial statements for the year ended December 31, 2009 and review of its financial statements through June 30, 2010.

(e) GRMI shall have filed its quarterly reports on Form 10-Q with the SEC for the periods ended June 30, 2009, September 30, 2009, March 31, 2010 and June 30, 2010.

(f) GRMI shall have filed its annual report on Form 10-K with the SEC for the year ended December 31, 2009.

(g) GRMI shall have completed the Reverse Stock Split.

ARTICLE 6
Termination; Amendment; Waiver

Section 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by GRMI’s or Guardian 8’s stockholders:

(a) by mutual written consent of GRMI and Guardian 8;

(b) by Guardian 8 or GRMI if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by September 30, 2010; provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

(c) by GRMI if (i) there shall have been a breach of any representation or warranty on the part of Guardian 8 set forth in this Agreement, or if any representation or warranty of Guardian 8 shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by September 30, 2010 (or as otherwise extended), (ii) there shall have been a breach by Guardian 8 of any of their respective covenants or agreements hereunder having a Material Adverse Effect on Guardian 8 or materially adversely affecting (or materially delaying) the consummation of the Merger, and Guardian 8, as the case may be, has not cured such breach within 20 business days after notice by GRMI thereof, provided that GRMI has not breached any of its obligations hereunder, (iii) GRMI shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders; or (iv) GRMI shall have convened a meeting of its Board of Directors to vote upon the Merger and shall have failed to obtain the requisite vote;

(d) by Guardian 8 if (i) there shall have been a breach of any representation or warranty on the part of GRMI set forth in this Agreement, or if any representation or warranty of GRMI shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by September 30, 2010 (or as otherwise extended), (ii) there shall have been a breach by GRMI of its covenants or agreements hereunder having a Material Adverse Effect on GRMI or materially adversely affecting (or materially delaying) the consummation of the Merger, and GRMI, as the case may be, has not cured such breach within twenty business days after notice by Guardian 8 thereof, provided that Guardian 8 has not breached any of its obligations hereunder, (iii) the GRMI Board shall have recommended to GRMI’s stockholders a Superior Proposal, (iv) the GRMI Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger or shall have failed to call, give notice of, convene or hold a stockholders’ meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, or (v) Guardian 8 shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders.

Section 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders, other than the provisions of this Section 6.2 and Sections 4.7(c) and 6.3 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

Section 6.3. Fees and Expenses. G8 has agreed bear all expenses in connection with this Agreement and the transactions contemplated hereby, including those of GRMI.

Section 6.4. Amendment. This Agreement may be amended by action taken by GRMI and Guardian 8 at any time before or after approval of the Merger by the stockholders of GRMI and Guardian 8 (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

Section 6.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 7
Miscellaneous

Section 7.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

Section 7.2. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

Section 7.3. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

Section 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

If to Guardian 8:	Guardian 8 Corporation
11900 College Blvd, Suite 204
Overland Park, Kansas 66210

with a copy to:	DeMint Law, PLLC
3753 Howard Hughes Pkwy, Second Floor, Suite 314
Las Vegas, Nevada 89169

If to GRMI:	Global Risk Management & Investigative Solutions
3950 East Patrick Lane, Suite 101
Las Vegas, Nevada 89120

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the principles of conflicts of law thereof.

Section 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 4.9 and 4.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.8. Certain Definitions. For the purposes of this Agreement, the term:

(a) “affiliate” means (except as otherwise provided in Sections 1.10, 5.2(f), 2.19, 3.19 and 4.13) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b) “business day” means any day other than a day on which Nasdaq is closed;

(c) “capital stock” means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

(d) “knowledge” or “known” means, with respect to any matter in question, if an executive officer of GRMI or Guardian 8 or its subsidiaries, as the case may be, has actual knowledge of such matter;

(e) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

(f) “subsidiary” or “subsidiaries” of GRMI, Guardian 8 or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which GRMI, Guardian 8 or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

Section 7.9. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of GRMI, Guardian 8 or any officer, director, employee, agent, representative or investor of any party hereto.

Section 7.10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that, if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Sections 6.3(a), (b) or (c), it shall not be entitled to specific performance to compel the consummation of the Merger.

Section                        7.11.            Construction.  GRMI and Guardian 8 have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, the Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 7.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

SIGNATURE PAGE TO FOLLOW

In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

GRMI:

Global Risk Management & Investigative Solutions,
a Nevada corporation

By: /s/ Kyle Edwards
Name: Kyle Edwards
Title: President

G8 Sub:

G8 Acquisition Subsidiary, Inc.,
a Nevada corporation

By: /s/ Kyle Edwards
Name: Kyle Edwards
Title: President

Guardian 8:

Guardian 8 Corporation,
a Nevada corporation

By: /s/ Steve Cochennet
Name: Steve Cochennet
Title: President